Exhibit A

PACIFIC FUNDS

This Exhibit A, effective December 31, 2002, restates and replaces the Exhibit A to the Fund Management Agreement dated September 24, 2001, among Pacific Life Insurance Company, a California Company ("Pacific Life"), Pacific Investment Management Company LLC ("PIMCO" or "Fund Manager"), a Delaware limited liability company, and Pacific Funds, a Delaware Business Trust ("Pacific Funds") (the "Agreement"), and is executed for the purpose of adding a new fund, the PF PIMCO Inflation Managed Fund, as another Fund governed by the Agreement (in addition to the PF PIMCO Managed Bond Fund).

Exhibit A

PACIFIC FUNDS

FEE SCHEDULE

EFFECTIVE: December 31, 2002

FUNDS:

The PF PIMCO Inflation Managed Fund and the PF PIMCO Managed Bond Fund

Pacific Life will pay to the Fund Manager a monthly fee of .25% based on an annual percentage of the combined average daily net assets of the PF PIMCO Inflation Managed Fund and the PF PIMCO Managed Bond Fund of Pacific Funds, and the Inflation Managed Portfolio and Managed Bond Portfolio of Pacific Select Fund.

These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties have caused this Exhibit A to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE INSURANCE COMPANY

By:___/s/ Audrey L. Milfs________ By:___/s/ Glenn S. Schafer___________

Name: Audrey L. Milfs Name: Glenn S. Schafer

Title: Vice President Title: President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Attest:_/s/ Denise C. Seliga______ By:___/s/ William R. Benz__________

Name: Denise C. Seliga Name: William R. Benz

Title: Senior Vice President Title: Managing Director

PACIFIC FUNDS

Attest:__/s/ Laurene E. MacElwee By:___/s/ Glenn S. Schafer__________

Name: Laurene E. MacElwee Name: Glenn S. Schafer

Title: Assistant Vice President & Title: President

Assistant Secretary